EXHIBIT 99.1

For Immediate Release

LIBERTY SELF-STOR, INC.; REPORTS SECOND QUARTER 2004 RESULTS

CLEVELAND, August 17, 2004 – Liberty Self-Stor, Inc. (OTC Bulletin Board: LSSI) today announced that its funds from operations (FFO) from its 20 self storage facilities for the three months ended June 30, 2004 was $288,481 or $0.09 per share basic and diluted, compared to $278,069 for the three months ended June 30, 2003, an increase of $10,412 or 3.7%. FFO for the six months ended June 30, 2004 was $559,921 or $0.18 per share basic and diluted, compared to $527,173 for the six months ended June 30, 2004, an increase of $32,748 or 6.2% per share basic and diluted. The increase is largely the result of purchasing another facility and higher occupancy rates.

During 2004, Liberty expanded its operations by acquiring a self-storage facility in Gahanna, Ohio, just east of Columbus, Ohio. The facility added 30,525 square feet of storage space.

Liberty is a self-storage real estate investment trust (REIT) headquartered in Mentor, Ohio. It owns and operates 20 self-storage facilities located in Ohio and New York. All 20 facilities are operated under the “Liberty Self-Stor, LTD.” trade name.

Any investor or potential investor in Liberty must consider the risks stated in filings by Liberty with the Securities and Exchange Commission, including Liberty’s Form 10-KSB for the year ended December 31, 2003, 10QSB for the quarter ended June 30, 2004 and other periodic filings.

August 17, 2004

/Contact: C. Jean Mihitsch, Chief Financial Officer of Liberty Self-Stor, Inc., 440-974-3770